Exhibit 99.1

    ADC Reports Results for Fourth Fiscal Quarter 2006; Global Connectivity
                          Solutions Drive Sales Higher

    --  Net Sales from Continuing Operations for 4Q06 Were $307
        Million, Up 5% from 4Q05;

    -- Year-Over-Year Sales Growth Driven Primarily by 12% Growth in Global Fiber Connectivity Solutions, 5% Growth in Global Copper Connectivity Solutions, 10% Growth in Global Enterprise Connectivity Solutions, and 17% Growth in Professional Services Partially Offset By Lower Wireless and Wireline Access Sales;

    -- $0.38 GAAP Earnings Per Share from 4Q06 Continuing Operations (Includes an Addition for a Net Tax Benefit Partially Offset by a Deduction for Various Net Charges);

    -- Total Cash Provided by Operating Activities from Continuing Operations Was $39 Million

    MINNEAPOLIS--(BUSINESS WIRE)--Dec. 12, 2006--ADC (NASDAQ:ADCT, www.adc.com) today announced results for its fourth fiscal quarter ended October 31, 2006 prepared in accordance with generally accepted accounting principles (GAAP). The results are summarized below for ADC and its two operating segments, Broadband Infrastructure and Access, and Professional Services, on a continuing operations basis.

    "In the face of challenging market conditions, we achieved year-over-year sales growth of 5% in the fourth fiscal quarter of 2006," said Robert E. Switz, president and CEO of ADC. "We remain focused on achieving profitable growth and positioning ADC well for the future by: (1) Delivering innovative solutions to help our customers reach their goals of being more effective and efficient broadband communications providers; (2) Building ADC into the leading global network infrastructure company through achieving business execution excellence, competitive cost transformation and balanced sales growth; and (3) Investing to grow ADC through organic and inorganic value-creating activities in fiber, enterprise and wireless infrastructure, as well as in fast-growing regions, such as Asia."

    Continued Progress Increasing Cash Flow

    "In our fourth quarter, we generated $39 million of total cash provided by operating activities from continuing operations for a cumulative $94 million in fiscal 2006," said Gokul Hemmady, ADC's chief financial officer. "This fiscal 2006 result is a significant improvement compared to $70 million in fiscal 2005."



GAAP Results (dollars in millions, except per share amounts),
 Continuing Operations
                               2006           2006           2005
ADC Results               Fourth Quarter Third Quarter  Fourth Quarter
------------------------- -------------- -------------- --------------
Net sales                        $307.4          343.6          294.0
   Percent outside U.S.            46.0%          39.2%          43.6%
Gross margin                       30.2%          32.7%          37.2%
Operating income (loss)           $(0.7)          24.0           12.6
Income before income
 taxes                             $2.5           26.3           12.7
Income from continuing
 operations                       $47.2           23.2           10.3
Earnings per share from
 continuing operations -
 diluted                          $0.38           0.20           0.09
Weighted average common
 shares outstanding -
 diluted (millions)               131.5          117.4          117.7


    The table below shows certain expenses (benefits) included in GAAP results.



                               2006           2006           2005
(dollars in millions)     Fourth Quarter Third Quarter  Fourth Quarter
------------------------- -------------- -------------- --------------
Amortization of purchased
 intangibles                       $6.4            6.6            9.9
Restructuring and
 impairment charges               $14.1            3.5            4.0
FONS employee retention
 expense in selling and
 administration                      $-            1.3            1.6
Stock-option compensation
 expense in selling and
 administration                    $1.1            1.9              -
Andrew merger termination
 fee, net of expenses, in
 other income/expense             $(3.8)             -              -
Interest expense
 adjustment related to
 additional income tax on
 closure of subsidiary            $(1.3)             -              -
Write-off of non-public
 equity interest in other
 income/expense                    $3.9              -              -
Additional income tax on
 closure of subsidiary             $3.4              -              -
Benefit from reduction of
 deferred tax asset
 valuation reserve in
 provision/benefit for
 income taxes                    $(49.0)             -              -


    Diluted EPS Calculation

    The calculation of GAAP diluted EPS from continuing operations includes the if-converted method, which assumes that ADC's convertible notes are converted to common stock, if such treatment is dilutive. This method results in the fully diluted EPS calculation for continuing operations using a:

    -- Numerator equal to the sum of income from continuing operations plus the addback of after-tax interest expense from the convertible notes. The convertible notes consist of $200 million in 1.0% fixed rate notes maturing on June 15, 2008 and $200 million in variable rate notes maturing on June 15, 2013, with an interest rate equal to 6-month LIBOR plus 0.375%. The interest rate for the variable rate notes will be reset on each June 15 and December 15. The interest rate on the variable rate notes is 5.795% for the six-month period ending December 15, 2006.

    -- Denominator equal to weighted average common shares outstanding for basic EPS plus employee stock options (where dilutive) plus 14.2 million shares assuming the convertible notes are converted to common stock.

    If adjusting GAAP earnings for the certain expenses (benefits) in the above table, the variables below may be used in determining adjusted diluted EPS from continuing operations, with and without the if-converted method to determine which is the most dilutive treatment to use.



                               2006           2006           2005
(millions)                Fourth Quarter Third Quarter  Fourth Quarter
------------------------- -------------- -------------- --------------
Weighted average common
 shares - diluted                 117.3          117.4          117.7
If-converted weighted
 average common shares -
 diluted                          131.5          131.6          131.9
If-converted convertible
 note interest add back            $3.4            3.2            2.5


    GAAP Segment Results (dollars in millions), Continuing Operations

    Below are summarized the results for ADC's two operating segments, Broadband Infrastructure and Access (BIA) and Professional Services
(PS).



                                         BIA           PS Consolidated
                                ------------ ------------ ------------
2006 Fourth Quarter:
Net sales                            $255.5         51.9        307.4
Amortization of purchased
 intangibles                           $6.1          0.3          6.4
Restructuring and impairment
 charges                              $12.1          2.0         14.1
Stock-option compensation
 expense                               $0.9          0.2          1.1
Operating income (loss)                $4.9         (5.6)        (0.7)
2006 Third Quarter:
Net sales                            $293.1         50.5        343.6
Amortization of purchased
 intangibles                           $6.1          0.5          6.6
FONS employee retention expense        $1.3            -          1.3
Restructuring and impairment
 charges                               $3.0          0.5          3.5
Stock-option compensation
 expense                               $1.6          0.3          1.9
Operating income (loss)               $25.4         (1.4)        24.0
2005 Fourth Quarter:
Net sales                            $249.5         44.5        294.0
Amortization of purchased
 intangibles                           $9.4          0.5          9.9
FONS employee retention expense        $1.6            -          1.6
Restructuring and impairment
 charges                               $3.9          0.1          4.0
Operating income (loss)               $19.2         (6.6)        12.6




                                        2006         2006         2005
Products By Segment                   Fourth        Third       Fourth
Percent of Total ADC Sales           Quarter      Quarter      Quarter
------------------------------- ------------ ------------ ------------
Broadband Infrastructure and
 Access:
   Global Copper Connectivity            35%          33%          35%
   Global Fiber Connectivity             22           29           20
   Global Enterprise
    Connectivity                         18           16           17
   Wireless Access                        2            2            5
   Wireline Access                        6            5            8
                                ------------ ------------ ------------
      Total BIA                          83           85           85
                                ------------ ------------ ------------
Professional Services                    17           15           15
                                ------------ ------------ ------------
Total ADC                               100%         100%         100%
                                ============ ============ ============


    Broadband Infrastructure and Access

    Comparing fourth quarters of 2006 and 2005 on a year-over-year basis, 2006 BIA sales of $255 million were 2% higher than 2005, driven primarily by sales growth of 12% in global fiber connectivity, 5% in global copper connectivity and 10% in global enterprise connectivity. This growth was partially offset by decreased sales in wireless access systems and, to a lesser extent, wireline access systems. Global fiber connectivity sales for central-office infrastructure were strong, and fiber-to-the-x (FTTX) deployments grew as well, although by a smaller amount than central-office fiber sales. Sales of global copper connectivity solutions grew as a result of demand for ADC's products that support the copper infrastructure in wireless, digital subscriber line, and fiber-to-the-node and -curb networks. Global enterprise connectivity sales increased as a result of improved infrastructure investment in the private sector. Wireless access sales, as expected, were lower by 50% compared to 2005 due to the timing of new products and reduced customer demand for existing products. Wireline access sales were down 17% due to a decline in market demand for high-bit rate digital subscriber line products as carriers undertake product substitution by delivering fiber and Internet Protocol services closer to end-user premises.

    BIA sales in the fourth quarter of 2006 decreased 13% from the third quarter of 2006. Sales of global copper connectivity solutions fell 5%, global fiber connectivity sales declined 32% and global enterprise connectivity sales were down 2%. Global copper connectivity sales decreased as a result of decreased cabinet sales in Europe and merger activity among customers that ADC believes reduced demand for copper products to support central-office infrastructure and access deployments. Global fiber connectivity sales decreased primarily due to lower demand for FTTX products as a result of seasonality and customers' high inventory levels, as well as a more modest decline in fiber sales for central-office infrastructure. Global enterprise connectivity sales decreased as a result of construction seasonality. Wireless access sales, driven by the same year-over-year factors described above, decreased 6%. Wireline access sales increased 5% due to typical seasonality in the fiscal fourth quarter.

    Professional Services

    On a year-over-year basis, Professional Services' fourth quarter 2006 sales of $52 million increased 17% over 2005, primarily as a result of higher sales in both the United States and Germany. On a quarterly sequential basis from the third quarter of 2006, Professional Services sales in the fourth quarter of 2006 increased 3%, primarily as a result of higher sales in Germany partially offset by lower sales in the United States. In the United States, higher year-over-year sales were primarily due to a customer resuming and expanding its network build programs, and lower sequential sales were primarily due to merger activity among customers. Higher sales in Germany were primarily due to contract timing with various customers.

    Other GAAP Data & Related Statistics

    Below are summarized certain ADC balance sheet and cash flow information on a GAAP basis and related statistics:



Balance Sheet Data and Related
 Statistics                      October 31,     July 28,  October 31,
(dollars in millions)                   2006         2006         2005
------------------------------- ------------ ------------ ------------
Cash and cash equivalents -
 unrestricted                        $142.3        127.4        108.4
Short-term available for sale
 securities                          $395.4        378.0        335.3
Long-term available for sale
 securities                           $10.7          4.9         12.1
Restricted cash                       $14.0         14.3         21.8
                                ------------ ------------ ------------
Total cash and securities            $562.4        524.6        477.6
                                ============ ============ ============
Current ratio                           3.6          3.6          3.0
Long-term notes payable              $400.0        400.0        400.0


    ADC's total cash, cash equivalents and available-for-sale securities (short- and long-term) were $562 million as of October 31, 2006. The increase from both July 28, 2006 and October 31, 2005 was primarily a result of cash provided by operating activities from continuing operations. ADC believes that the remaining cash and securities balance is sufficient to meet anticipated needs for executing our near-term business plan. ADC's $200 million of fixed rate convertible notes outstanding do not mature until June 15, 2008, and the $200 million of variable rate convertible notes do not mature until June 15, 2013. All convertible notes have a conversion price of $28.091 per share. In addition, ADC's deferred tax assets, which are substantially reserved at this time, should reduce its income tax payable on U.S. taxable earnings in future years.



Cash Flow Data and
 Related Statistics            2006           2006           2005
(dollars in millions)     Fourth Quarter Third Quarter  Fourth Quarter
------------------------- -------------- -------------- --------------
Total cash provided by
 (used by) operating
 activities from
 continuing operations            $38.6           24.6           51.1
Days sales outstanding             50.1           49.4           55.3
Inventory turns -
 annualized                         5.2            5.5            5.3
Depreciation and
 amortization                     $17.7           16.5           25.5
Property, equipment and
 patent additions, net of
 disposals                         $9.8            9.1           10.7


    Employees

    Total employees were approximately 8,600 as of October 31, 2006 compared to approximately 9,100 on July 28, 2006 and approximately 8,200 as of October 31, 2005. The decrease from July 28, 2006 was primarily the result of reducing the workforce in Mexico and the United States in response to variations in demand and cost reduction actions. The increase from October 31, 2005 was primarily the result of increasing the workforce in Mexico due to increased sales and movement of production from the United States to Mexico.

    Outlook for 2007 Annual Guidance and Information on Long-term
Business Direction

    ADC is continuing to provide annual numeric guidance with qualitative information on the long-term direction of its business.

    "The strategic fundamentals of our business continue to be solid, and we remain committed to strategically managing our business for long-term growth and profitability," said Switz. "We believe that we have significant long-term growth opportunities ahead of us, but our near-term visibility into the timing of these opportunities remains cloudy due primarily to market uncertainties. These uncertainties about our opportunities include how long it will take our customers to reduce current excess FTTX inventory levels, as well as how long and to what degree spending by our customers will be deferred during regulatory reviews and integration of customers' mergers. Regulatory reviews involve both consolidation of significant customers in the United States and the deployment of FTTX networks outside the United States. The timing and extent of our growth opportunities are unclear until these uncertainties are resolved."

    In fiscal 2005 and 2006, ADC's sales fluctuated from quarter to quarter, something that may continue. ADC expects sales in our first fiscal quarter of 2007 to be down from the fourth quarter of 2006 by around 15% due to the timing issues noted above. In addition, the sequential percentage increase of sales in the second quarter of 2007 from the first quarter may be less than in comparable quarters in fiscal 2005 and 2006 depending on when the current timing uncertainties are resolved. Assuming that these uncertainties are favorably resolved, we expect to see a positive impact on our business. Gross profit margins are expected to rise and decline with sales volume levels from quarter to quarter.

    On a continuing operations basis, ADC currently expects its fiscal 2007 sales to be in the range of $1.260-$1.290 billion. Based on this annual sales estimate and subject to sales mix and other factors, GAAP diluted EPS from continuing operations in fiscal 2007 is estimated to be in the range of $0.53 to $0.63, which includes estimated charges listed in the below table.



                                                          Fiscal 2007
                                                           Estimate
                                                         -------------
Estimated GAAP EPS from continuing operations - diluted  $0.53-0.63(1)

Estimated EPS charges, net of tax, included in estimated
 GAAP EPS:
Amortization of purchased intangibles                           $0.20
Stock-option compensation expense                               $0.07


    (1) Excludes potential future restructuring, impairment and acquisition-related charges, and certain non-operating gains/losses, as well as benefits from any reduction of the deferred tax asset valuation reserve, of which the amounts are uncertain at this time. The calculation of GAAP diluted EPS from continuing operations includes the if-converted method, which assumes that ADC's convertible notes are converted to common stock, if such treatment is dilutive.

    We are currently executing a four-part strategy to grow long-term value.

    -- Focus on targeted growth segments and geographies. Our carrier and enterprise customers need network infrastructure solutions for wireless, broadband, video, data and voice services. Our original equipment manufacturer customers also look to us for related solutions. Specifically, we are targeting FTTX, wireless capacity and coverage, metro Ethernet, and enterprise network upgrades. ADC believes it is differentiating itself from the competition with strong customer service, quality, delivery and long-term relationships.

    -- Achieve product/service growth. We are innovating products and services to achieve organic growth in next-generation networks, gaining market share in certain existing markets, and planning to acquire for global scale and presence.

    -- Improve production and delivery efficiencies. We are aggressively executing the competitive cost transformation of ADC. To increase our profit margins, we are streamlining our product portfolio by reducing the number of part numbers and designing products for modularity. We are also moving more of our manufacturing from the United States, Germany and Australia to low-cost facilities in China, the Czech Republic and Mexico.

    -- Optimize operating expense. We are working to optimize our operating expenses by utilizing shared services to centralize functions, simplifying our business structure and consolidating facilities to increase operating efficiencies.

    Income Tax Expense

    As of October 31, 2006, ADC had a total of $1,017 million in deferred tax assets (primarily for U.S. income taxes) that have been offset by a valuation allowance of $972 million. Approximately $222 million of these deferred tax assets relate to capital loss carryovers that can be utilized only against realized capital gains through October 31, 2009. Excluding the deferred tax assets related to capital loss carryovers, most of the remaining deferred tax assets are not expected to expire until after fiscal 2021. During the quarter ended October 31, 2006, the valuation allowance was reduced by $49 million attributable to deferred tax assets, which are expected to be utilized over the subsequent two-year period. As it generates pre-tax income in future periods, ADC currently expects to record reduced income tax expense until either its deferred tax assets are fully utilized to offset future income tax liabilities or the value of its deferred tax assets are fully restored on the balance sheet.

    A copy of this news release, including the financial guidance it contains, can be accessed at www.adc.com/investorrelations/newsandcommunications/earningsreleases/.

    Today's 5:00 p.m. Eastern Earnings Conference Call And Webcast

    ADC will discuss its fourth quarter 2006 results and current outlook on a conference call scheduled today, December 12, at 5:00 p.m. Eastern time. The conference call can be accessed by domestic callers at (800) 399-7506 and by international callers at (706) 634-2489 or on the Internet at www.adc.com/investor, by clicking on Webcasts. Starting today at 7:30 p.m. Eastern time, the replay of the call can be accessed until 11:55 p.m. Eastern time on December 19 by domestic callers at (800) 642-1687 and by international callers at
(706) 645-9291 (conference ID number is 9394869) or on the Internet at www.adc.com/investor, by clicking on Webcasts.

    About ADC

    ADC provides the connections for wireline, wireless, cable, broadcast, and enterprise networks around the world. ADC's innovative network infrastructure equipment and professional services enable high-speed Internet, data, video, and voice services to residential, business and mobile subscribers. ADC (NASDAQ: ADCT) has sales into more than 140 countries. Learn more about ADC at www.adc.com.

    Cautionary Statement Regarding Forward Looking Information

    All forward-looking statements contained herein, particularly those pertaining to ADC's expectations or future operating results, reflect management's current expectations or beliefs as of the date of such statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. ADC Telecommunications cautions that any forward-looking statements made by us in this report or in other announcements made by us are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include, without limitation: any statements regarding future sales; profit percentages; earnings per share and other results of operations; expectations or beliefs regarding the marketplace in which we operate; the sufficiency of our cash balances and cash generated from operating and financing activities for our future liquidity; the demand for equipment by telecommunication service providers, from which a majority of our sales are derived; our ability to operate our business to achieve, maintain and grow operating profitability; macroeconomic factors that influence the demand for telecommunications services and the consequent demand for communications equipment; consolidation among our customers, competitors or vendors which could cause disruption in our customer relationships or displacement of us as an equipment vendor to the surviving entity in a customer consolidation; our ability to keep pace with rapid technological change in our industry; our ability to make the proper strategic choices with respect to acquisitions or divestitures; our ability to integrate the operations of any acquired businesses with our own operations and to realize planned synergies from such transactions; increased competition within our industry and increased pricing pressure from our customers; our dependence on relatively few customers for a majority of our sales as well as potential sales growth in market segments we presently feel have the greatest growth potential; fluctuations in our operating results from quarter-to-quarter, which are influenced by many factors outside of our control, including variations in demand for particular products in our portfolio that have varying profit margins; the impact of regulatory changes on our customers' willingness to make capital expenditures for our equipment and services; financial problems, work interruptions in operations or other difficulties faced by our customers or vendors, which can influence future sales to customers as well as our ability to either collect amounts due us or obtain necessary materials and components; economic and regulatory conditions both in the United States and outside of the United States, as a significant portion of our sales come from non-U.S. jurisdictions; our ability to protect our intellectual property rights and defend against infringement claims made by fourth parties; possible limitations on our ability to raise additional capital if required, either due to unfavorable market conditions or lack of investor demand; our ability to attract and retain qualified employees in a competitive environment; potential liabilities that could arise if there are design or manufacturing defects with respect to any of our products; our ability to obtain raw materials and components and the prices of those materials and components which can be subject to volatility; our dependence on contract manufacturers to make certain of our products; changes in interest rates, foreign currency exchange rates and equity securities prices, all of which will impact our operating results; our ability to successfully defend or satisfactorily settle any pending litigation or litigation that may arise; fluctuations in the telecommunications market, and other risks and uncertainties, including those identified in the section captioned Risk Factors in
Item 1A of ADC's Annual Report on Form 10-K for the fiscal year ended October 31, 2005 and as may be updated in Item 1A of ADC's subsequent Quarterly Reports on Form 10-Q or other filings we make with the SEC. ADC disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.



            ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
               CONSOLIDATED BALANCE SHEETS - UNAUDITED
                            (In millions)

ASSETS

                                               October 31, October 31,
                                                  2006        2005
                                               -----------------------

CURRENT ASSETS:
  Cash and cash equivalents                        $142.3      $108.4
  Available-for-sale securities                     395.4       335.3
  Accounts receivable, net of reserves of
   $10.2 and $20.6                                  171.0       180.6
  Unbilled revenue                                   22.9        27.0
  Inventories, net of reserves of $35.1 and
   $35.6                                            165.5       140.4
  Current assets of discontinued operations          14.9        29.6
  Prepaid and other current assets                   30.5        33.5
                                               -----------------------

    Total current assets                            942.5       854.8

 PROPERTY AND EQUIPMENT, net of accumulated
  depreciation                                      206.5       220.4

 ASSETS HELD FOR SALE                                 1.0           -

 RESTRICTED CASH                                     14.0        21.8

 GOODWILL                                           238.5       240.5

 INTANGIBLES, net of accumulated amortization       142.0       165.0

 Available-for-sales securities                      10.7        12.1

 LONG TERM ASSETS OF DISCONTINUED OPERATIONS          0.3         1.2

 OTHER ASSETS                                        56.7        21.4

                                               -----------------------
  Total Assets                                  $ 1,612.2    $1,537.2
                                               =======================



 LIABILITIES & SHAREOWNERS' INVESTMENT

 CURRENT LIABILITIES:
  Accounts payable                                  $88.4       $69.6
  Accrued compensation and benefits                  43.6        78.9
  Other accrued liabilities                          60.0        74.9
  Income taxes payable                               17.7        15.9
  Restructuring accrual                              28.2        29.6
  Current Liabilities of discontinued
   operations                                        21.4        19.6
  Notes payable                                       1.6         0.3
                                               -----------------------

    Total current liabilities                       260.9       288.8


  PENSION OBLIGATIONS & OTHER LT OBLIGATIONS         77.8        74.5
  LONG-TERM NOTES PAYABLE                           400.0       400.0
                                               -----------------------
    Total liabilities                               738.7       763.3

  SHAREOWNERS' INVESTMENT
    (117.2 and 116.6 shares outstanding)            873.5       773.9

                                               -----------------------
  Total liabilities and shareowners'
   investment                                   $ 1,612.2    $1,537.2
                                               =======================




            ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
          CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED
                              GAAP BASIS
               (In Millions, Except Per Share Amounts)

                            For the Three            For the Twelve
                             Months Ended              Months Ended
                     ----------------------------- -------------------
                     Oct. 31,  July 28,  Oct. 31,  Oct. 31,  Oct. 31,
                       2006      2006      2005      2006      2005
                     --------- --------- --------- --------- ---------
Product                $266.0    $307.5    $262.8  $1,136.3  $1,001.3
Service                  41.4      36.1      31.2     145.6     128.1
                     --------- --------- --------- --------- ---------
NET SALES               307.4     343.6     294.0   1,281.9   1,129.4

Product                 180.3     201.3     153.8     748.9     592.0
Service                  34.2      30.1      30.7     120.0     111.6
                     --------- --------- --------- --------- ---------
COST OF SALES           214.5     231.4     184.5     868.9     703.6
                     --------- --------- --------- --------- ---------
GROSS PROFIT             92.9     112.2     109.5     413.0     425.8
                     --------- --------- --------- --------- ---------
GROSS MARGIN             30.2%     32.7%     37.2%     32.2%     37.7%

OPERATING EXPENSES:
   Research and
    development          17.1      17.3      19.8      72.4      71.6
   Selling and
    administration       56.0      60.8      63.2     247.7     241.7
   Amortization of
    purchased
    intangibles           6.4       6.6       9.9      26.0      18.1
   Impairment
    charges               0.4       0.2       0.2       1.2       0.3
   Restructuring
    charges              13.7       3.3       3.8      19.6       9.9
                     --------- --------- --------- --------- ---------
     Total Operating
      Expenses           93.6      88.2      96.9     366.9     341.6
                     --------- --------- --------- --------- ---------
      As a
       Percentage of
       Net Sales         30.4%     25.7%     32.9%     28.6%     30.2%

OPERATING (LOSS)
 INCOME                  (0.7)     24.0      12.6      46.1      84.2
OPERATING MARGIN        (0.2%)      7.0%      4.3%      3.6%      7.5%
OTHER INCOME
 (EXPENSE), NET:
     Interest             4.5      (0.1)      1.9       7.0       7.1
     Other               (1.3)      2.4      (1.8)      3.4      13.5
                     --------- --------- --------- --------- ---------

INCOME BEFORE INCOME
 TAXES                    2.5      26.3      12.7      56.5     104.8
(BENEFIT) PROVISION
 FOR INCOME TAXES       (44.7)      3.1       2.4     (37.7)      7.2
                     --------- --------- --------- --------- ---------
INCOME FROM
 CONTINUING
 OPERATIONS              47.2      23.2      10.3      94.2      97.6

DISCONTINUED
 OPERATIONS, NET OF
 TAX:
   Loss from
    discontinued
    operations           (1.8)     (1.3)     (8.0)     (6.5)    (13.4)
   (Loss) gain on
    sale of
    discontinued
    operations, net      (5.0)    (10.6)     (1.4)    (15.6)     26.5
                     --------- --------- --------- --------- ---------
     Total
      Discontinued
      Operations         (6.8)    (11.9)     (9.4)    (22.1)     13.1

                     --------- --------- --------- --------- ---------
Earnings before the
 cumulative effect
 of a change in
 accounting
 principle               40.4      11.3       0.9      72.1     110.7
Cumulative effect of
 a change in
 accounting
 principle                  -         -         -       0.6         -
                     --------- --------- --------- --------- ---------

NET INCOME             $ 40.4     $11.3      $0.9    $ 72.7    $110.7
                     ========= ========= ========= ========= =========
NET MARGIN               13.1%      3.3%      0.3%      5.7%      9.8%

WEIGHTED AVERAGE
 COMMON SHARES
 OUTSTANDING - BASIC    117.2     117.2     116.5     117.1     116.0
                     ========= ========= ========= ========= =========
WEIGHTED AVERAGE
 COMMON SHARES
 OUTSTANDING -
 DILUTED                131.5     117.4     117.7     117.4     131.1
                     ========= ========= ========= ========= =========

EARNINGS PER SHARE
 FROM CONTINUING
 OPERATIONS - BASIC    $ 0.40     $0.20     $0.09    $ 0.80     $0.84
                     ========= ========= ========= ========= =========
EARNINGS PER SHARE
 FROM CONTINUING
 OPERATIONS -
 DILUTED               $ 0.38     $0.20     $0.09    $ 0.80     $0.81
                     ========= ========= ========= ========= =========

(LOSS) EARNINGS PER
 SHARE FROM
 DISCONTINUING
 OPERATIONS - BASIC    $(0.06)   $(0.10)   $(0.08)   $(0.19)    $0.11
                     ========= ========= ========= ========= =========
(LOSS) EARNINGS PER
 SHARE FROM
 DISCONTINUING
 OPERATIONS -
 DILUTED               $(0.05)   $(0.10)   $(0.08)   $(0.19)    $0.10
                     ========= ========= ========= ========= =========

EARNINGS PER SHARE
 FROM CHANGE IN
 ACCOUNTING
 PRINCIPLE - BASIC         $-        $-        $-    $ 0.01        $-
                     ========= ========= ========= ========= =========
EARNINGS PER SHARE
 FROM CHANGE IN
 ACCOUNTING
 PRINCIPLE - DILUTED       $-        $-        $-    $ 0.01        $-
                     ========= ========= ========= ========= =========

NET EARNINGS PER
 SHARE - BASIC         $ 0.34     $0.10     $0.01    $ 0.62     $0.95
                     ========= ========= ========= ========= =========
NET EARNINGS PER
 SHARE - DILUTED       $ 0.33     $0.10     $0.01    $ 0.62     $0.91
                     ========= ========= ========= ========= =========




                        SUPPLEMENTARY SCHEDULE
            ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
              EARNINGS PER SHARE CALCULATION - UNAUDITED
                              GAAP BASIS
               (In Millions, Except Per Share Amounts)


                                For the Three         For the Twelve
Numerator:                      Months Ended           Months Ended
                         --------------------------- -----------------
                         Oct. 31,  July 28, Oct. 31, Oct. 31, Oct. 31,
                           2006      2006    2005     2006     2005
                         --------------------------- -----------------
Net income from
 continuing operations       47.2     23.2     10.3     94.2     97.6
Convertible note
 interest                     3.4        -        -        -      8.6
Net income from
 continuing operations -
 diluted                   $ 50.6    $23.2    $10.3    $94.2   $106.2
                         =========================== =================

Denominator:
Weighted average common
 shares outstanding -
 basic                      117.2    117.2    116.5    117.1    116.0
Convertible bonds
 converted to common
 stock                       14.2        -        -        -     14.2
Employee options and
 other                        0.1      0.2      1.2      0.3      0.9
                         --------------------------- -----------------
Weighted average common
 shares outstanding -
 diluted                   $131.5   $117.4   $117.7    117.4    131.1
                         =========================== =================

Basic income per share
 from continuing
 operations                $ 0.40    $0.20    $0.09    $0.80    $0.84
                         =========================== =================
Diluted income per share
 from continuing
 operations                $ 0.38    $0.20    $0.09    $0.80    $0.81
                         --------------------------- -----------------




            ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
          CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED
                            (in millions)
                     SUBJECT TO RECLASSIFICATION

                                                     For the Twelve
                      For the Three Months Ended       Months Ended
                     ----------------------------- -------------------
                     Oct. 31,  July 28,  Oct. 31,  Oct. 31,  Oct. 31,
                       2006      2006      2005      2006      2005
                     --------- --------- --------- --------- ---------
Operating
 Activities:
  Net income from
   continuing
   operations          $ 47.2     $23.2     $ 8.8    $ 94.2     $97.6
 Adjustments to
  reconcile net
  income from
  continuing
  operations to net
  cash provided by
  (used for)
  operating
  activities from
  continuing
  operations:
   Impairments            0.6         -       0.2       1.2       0.3
   Depreciation and
    amortization         17.7      16.5      25.5      68.0      66.9
   Change in bad
    debt reserves        (0.3)     (0.1)     (0.2)     (0.2)     (3.0)
   Non-cash stock
    compensation          0.8       2.7       0.8      10.0       3.0
   Change in
    deferred income
    taxes               (48.3)        -       2.5     (46.9)      2.5
   Loss/(Gain) on
    sale of property
    and equipment         0.1      (0.7)      0.3       0.2      (4.2)
   Other, net             0.2       0.9       2.6       0.3       2.1
   Changes in
    operating assets
    & liabilities,
    net of
    acquisitions and
    divestitures:
      Accounts
       receivable
       and unbilled
       revenues          24.5       7.3      19.3      14.4     (29.1)
      Inventories         1.5     (20.7)     (6.4)    (23.5)    (35.0)
      Prepaid and
       other assets       6.8       8.3      (7.2)      8.1     (20.9)
      Accounts
       payable          (16.0)      6.7      (3.4)     17.8       0.1
      Accrued
       liabilities        0.9     (19.5)      7.1     (53.0)    (11.5)
      Pension
       liabilities        2.9         -       1.2       2.9       1.2
                     --------- --------- --------- --------- ---------
     Total cash
      provided by
      operating
      activities
      from
      continuing
      operations         38.6      24.6      51.1      93.5      70.0
   Total cash used
    for operating
    activities from
    discontinued
    operations           (3.1)     (1.4)     (0.7)     (6.4)    (11.7)
                     --------- --------- --------- --------- ---------
     Total cash
      provided by
      operating
      activities         35.5      23.2      50.4      87.1      58.3

Investing
 Activities:
 Acquisitions, net
  of cash acquired        3.2      (3.2)   (166.1)        -    (173.2)
 Divestitures, net
  of cash disposed          -         -      (0.9)        -      32.8
 Property, equipment
  and patent
  additions             (10.2)     (9.6)    (10.7)    (33.3)    (30.1)
 Proceeds from
  disposal of
  property and
  equipment               0.4       0.5         -       1.2      16.7
 Proceeds from
  partial sale of
  subsidiary              0.1       0.1         -       0.1         -
 Proceeds from
  sale/collection of
  note receivable         7.4       4.5       0.4      14.2      18.2
 Change in
  restricted cash         0.4       5.9      (6.8)      8.0      (1.4)
 Purchases of
  available-for-sale
  securities           (200.1)   (136.6)   (223.1)   (577.1)   (957.4)
 Sale of available-
  for-sale
  securities            177.1     112.3     366.8     519.0   1,071.2
 Other                      -      (0.1)        -         -         -
                     --------- --------- --------- --------- ---------
   Total cash used
    for investing
    activities from
    continuing
    operations          (21.7)    (26.2)    (40.4)    (67.9)    (23.2)
   Total cash
    provided by
    investing
    activities from
    discontinued
    operations            0.2         -       0.1       0.6       0.4
                     --------- --------- --------- --------- ---------
     Total cash used
      for investing
      activities        (21.5)    (26.2)    (40.3)    (67.3)    (22.8)

Financing
 Activities:
 Common stock issued     (0.1)      0.1       2.2       9.6      13.6
                     --------- --------- --------- --------- ---------
   Total cash (used
    for) provided by
    financing
    activities from
    continuing
    operations           (0.1)      0.1       2.2       9.6      13.6
   Total cash
    provided by
    (used for)
    financing
    activities from
    discontinued
    operations              -         -         -         -         -
                     --------- --------- --------- --------- ---------
     Total cash
      (used for)
      provided by
      financing
      activities         (0.1)      0.1       2.2       9.6      13.6

Effect of Exchange
 Rate Changes on
 Cash                     1.0       1.7      (3.2)      4.5      (4.5)
                     --------- --------- --------- --------- ---------

Increase (decrease)
 in cash and cash
 equivalents             14.9      (1.2)      9.1      33.9      44.6

Cash and cash
 equivalents,
 beginning of period    127.4     128.6      99.3     108.4      63.8
                     --------- --------- --------- --------- ---------

Cash and cash
 equivalents, end of
 period                $142.3    $127.4    $108.4    $142.3    $108.4
                     ========= ========= ========= ========= =========

    CONTACT: ADC, Minneapolis
             Mark Borman, 952-917-0590